UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 25, 2015

Vince Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-36212	75-3264870
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

500 5th Avenue – 20th Floor

New York, New York 10110

(Address of principal executive offices, zip code)

(212) 515-2600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2015, Vince Holding Corp. (the “Company”) issued a press release announcing the resignation of Lisa Klinger as Chief Financial Officer and Treasurer of the Company, effective immediately. Pursuant to the terms of her employment agreement, subject to the execution by Ms. Klinger of a satisfactory release, Ms. Klinger will (a) receive severance in an amount equal to her annual base salary as in effect on the date of her departure, payable in equal installments over a twelve month period (or, if earlier, until other employment is secured) in accordance with the Company’s normal payroll practices and (b) be entitled to participate in the Company’s medical and dental benefits plan until the end of the severance payment period.

The board of directors of the Company (the “Board”) has approved the appointment of Mark E. Brody to serve as the Interim Chief Financial Officer and Treasurer of the Company. The Board will immediately commence a search to hire a permanent Chief Financial Officer and Treasurer. Detailed biographical information for Mr. Brody, who currently serves on the Board of the Company, is described in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 20, 2015.

In connection with the appointment of Mr. Brody as its Interim Chief Financial Officer and Treasurer, the Company entered into an employment agreement with Mr. Brody. The agreement provides for “at will” employment with a monthly salary of approximately $62,800. While serving as Interim Chief Financial Officer and Treasurer, Mr. Brody shall not receive compensation for his service as a director other than reimbursement for all reasonable out-of-pocket expenses incurred in connection with his service as a member of the Board. Mr. Brody will take a leave of absence from his position at Sun Capital Partners during his service as Interim Chief Financial Officer and Treasurer of the Company.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release of Vince Holding Corp., dated June 25, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VINCE HOLDING CORP.

Date: June 25, 2015	By:	/s/ Jill Granoff
		Name:	Jill Granoff
		Title:	Chief Executive Officer

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